Exhibit 99

Contact: Richard Crowley
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800
                                                                  [MICREL LOGO]
PRESS RELESE

       MICREL REPORTS YEAR-OVER-YEAR INCREASE IN FIRST QUARTER REVENUES,
                  GROSS MARGIN,OPERATING MARGIN AND NET INCOME


  * Revenues of $68.2 million, up 5% sequentially and up 12% from year-ago period
  * Gross margin of 58.5%, an all-time company record
  * GAAP earnings per diluted share of $0.10, up from $0.07 in year-ago period
  * Non-GAAP earnings per diluted share, excluding stock compensation expense of $0.13, up from $0.08 in year-ago period

   San Jose, CA, April 25, 2006 - Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the first quarter ended
March 31, 2006. Revenues for the first quarter were $68.2 million, an increase of 5% from fourth quarter revenues of $65.1 million and 12% higher than revenues of $60.7 million recorded in the year-ago period. First quarter net income, including equity-based compensation expense, was $8.7 million, or $0.10 per diluted share, compared with net income of $9.9 million, or $0.11 per share, in the previous quarter and net income of $6.6 million, or $0.07 per share, in the year-ago period.

   The results for the first quarter of 2006 include the impact from the adoption of SFAS No. 123(R) "Share-Based Payment". The Company recorded pre-tax equity-based compensation expense of $2.4 million or $0.03 per diluted share in the first quarter of 2006 in its cost of revenues and operating expenses. Excluding the impact of equity-based compensation, first quarter net income on a non-GAAP basis would have been $10.9 million, or $0.13 per diluted share, compared on a similar basis with $0.11 in the previous quarter and $0.08 in the first quarter of 2005. The Company's effective tax rate increased to 40.8% in the first quarter due to the

MICREL ANNOUNCES FIRST QUARTER 2006 RESULTS
April 25, 2006
Page 2 of 9


expiration of the federal research and development tax credit and the effects of non-deductible equity-based compensation expense.


   "Demand from customers serving the industrial and communications end markets resulted in continued bookings strength and solid revenue growth in what is historically a seasonally weak quarter for Micrel," stated Ray Zinn, president and CEO of Micrel. "Furthermore, we are pleased to report that Micrel achieved a first quarter gross margin of 58.5%, the highest quarterly gross margin in the Company's history. This exceeded the previous peak gross margins recorded in second half of 2000, when revenue levels were higher than they are today. Q1 is the fifth consecutive quarter of gross margin expansion for Micrel. We believe this validates Micrel's high performance products can command higher margins even in the face of pricing pressure and competition. Our operating margin on a non-GAAP basis, excluding the effect of stock based compensation, of 23.2% in the first quarter also improved significantly, up from 18.9% in the previous quarter and 15.9% in the year ago period. This continued margin expansion demonstrates the leverage in the Company's business model and our ability to generate profitable growth."


   Zinn continued, "Since the industry downturn in 2001, we have been working diligently to return Micrel's financial results to levels experienced before the height of the dot-com bubble. Six years ago, in the first quarter of 2000, Micrel earned net income of $0.13 per share, excluding stock compensation, on $69 million in revenue. On roughly the same revenue in Q1 2006, Micrel posted comparable non-GAAP EPS. This is a significant accomplishment given that Micrel currently has a lower level of high margin sales to the communications end market and lower factory utilization. Micrel is now a considerably stronger company financially than it was entering 2000. Our first quarter performance indicates we have achieved our objective."

   Outlook
   -------
   The Company's second quarter 2006 beginning backlog is higher than the beginning backlog for the first quarter. However, order lead times for the Company's products remain fairly short at five to six weeks, and a relatively high proportion of quarterly revenue must still be booked and shipped within the quarter to OEM customers or resold through the Company's distributors.
As a result, it remains difficult to accurately predict future revenues.

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MICREL ANNOUNCES FIRST QUARTER 2006 RESULTS
April 25, 2006
Page 3 of 9


Based upon current backlog levels and demand estimates, the Company projects second quarter revenues will increase sequentially by 2% to 6%.

   Zinn concluded, "We are encouraged by the apparent broad based demand we experienced for Micrel's products in the first quarter. We remain optimistic about the growth prospects for the semiconductor industry in 2006 and believe Micrel is well positioned to participate in the overall industry growth."


   Conference Call
   ---------------

   The Company will host a conference call at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, April 25, 2006. Chief Executive Officer Raymond Zinn and Chief Financial Officer Richard Crowley will present an overview of first quarter 2006 financial results, discuss current business conditions and then respond to questions.


   The call is available, live, to any interested party on a listen only basis by dialing (800) 257-2101. For international callers, please dial
(303) 262-2140. Interested callers should dial in at least five minutes before the scheduled start time and ask to be connected to the Micrel, Incorporated Conference Call. A live webcast will also be available through www.vcall.com and the Company's website at www.micrel.com. An audio replay of the conference call will be available through May 2, 2006, by dialing
(303) 590-3000 or (800) 405-2236 and entering access code number 11058309.
The webcast replay will also be available on the Company's website at www.micrel.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

   This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics:
our expectations regarding future financial results, including revenues, turns fill requirements, leverage in the Company's business model, customer demand, and the nature of industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial

MICREL ANNOUNCES FIRST QUARTER 2006 RESULTS
April 25, 2006
Page 4 of 9


markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements; the global economic situation; the ability of the Company's vendors and subcontractors to supply or manufacture the Company's products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the effect of the Company's restatement of previous financial statements; the difficulty of predicting our future cash needs; the nature of other investment opportunities available
to the Company from time to time; and Micrel's operating cash flow.   For
further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.


        The Company's management uses non-GAAP measures to evaluate the performance of our business, to estimate future performance and to compensate employees. Since management finds this measure to be useful, we believe that our investors benefit from seeing our results "through the eyes" of management in addition to seeing our GAAP results. For comparison purposes, the Company makes reference to certain operating margin, net income and earnings per share results that were consistent with GAAP when presented in prior quarters, but are now considered to be non-GAAP financial measures due to changes in accounting standards. These non-GAAP results were reached by excluding non-cash, equity-based compensation expense. We reference those results to allow a better comparison of results in the current period to those in prior periods. We have reconciled such non-GAAP results to the most directly comparable GAAP financial measures.


   Our reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards but should not be considered a substitute for results that are presented as consistent with GAAP. It should also be noted that our non-GAAP information may be different from the non-GAAP information provided by other companies.

MICREL ANNOUNCES FIRST QUARTER 2006 RESULTS
April 25, 2006
Page 5 of 9



   About Micrel
   ------------
   Micrel Inc., is a leading global manufacturer of IC solutions for the
worldwide analog, Ethernet and high bandwidth markets.   The Company's
products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and sales representatives worldwide.


   For further information, contact Richard Crowley at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California, 95131, (408) 944-0800; or visit our website at: http://www.micrel.com.



                          -Financial Tables to Follow-

MICREL ANNOUNCES FIRST QUARTER 2006 RESULTS
April 25, 2006
Page 6 of 9

                              MICREL, INCORPORATED
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                                        March 31,  December 31,
                                                          2006         2005
                                                       ----------   ----------
ASSETS
CURRENT ASSETS:
  Cash, cash equivalents, restricted cash
   and short-term investments                          $  131,742   $  136,563
  Accounts receivable, net                                 39,980       35,524
  Inventories                                              33,138       30,419
  Deferred income taxes                                    21,598       22,134
  Other current assets                                      2,012        1,919
                                                       ----------   ----------
    Total current assets                                  228,470      226,559

PROPERTY, PLANT AND EQUIPMENT, NET                         76,993       77,554
INTANGIBLE ASSETS, NET                                      4,346        4,752
DEFERRED INCOME TAXES                                      12,095       10,264
OTHER ASSETS                                                  421          411
                                                       ----------   ----------
TOTAL                                                  $  322,325   $  319,540
                                                       ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                    $   18,979   $   20,552
   Taxes payable                                            9,700        4,939
   Deferred income on shipments to distributors            17,501       14,069
   Other current liabilities                               19,920       21,672
   Current portion of long-term debt                          113          147
                                                       ----------   ----------
    Total current liabilities                              66,213       61,379

LONG-TERM DEBT                                                 -            -
OTHER LONG-TERM OBLIGATIONS                                   458          475

SHAREHOLDERS' EQUITY:
  Common stock                                             62,802       73,848
  Deferred stock compensation                                  -          (294)
  Accumulated other comprehensive loss                        (33)         (52)
  Retained earnings                                       192,885      184,184
                                                       ----------   ----------
TOTAL SHAREHOLDERS' EQUITY                                255,654      257,686
                                                       ----------   ----------
TOTAL                                                  $  322,325   $  319,540
                                                       ==========   ==========

MICREL ANNOUNCES FIRST QUARTER 2006 RESULTS
April 25, 2006
Page 7 of 9

                              MICREL, INCORPORATED
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                   Three  Months  Ended
                                           March 31,   December 31,  March 31,
                                              2006         2005         2005
                                           ---------    ---------    ---------
Net revenues                               $  68,151    $  65,147    $  60,685
Cost of revenues(1)                           28,257       27,675       30,309
                                           ---------    ---------    ---------
Gross profit                                  39,894       37,472       30,376
                                           ---------    ---------    ---------
Operating expenses:
  Research and development(1)                 13,038       11,085       11,524
  Selling, general and administrative(1)      13,411       14,215        9,530
                                           ---------    ---------    ---------
    Total operating expenses                  26,449       25,300       21,054
                                           ---------    ---------    ---------
Income from operations                        13,445       12,172        9,322
Other income, net                              1,252        1,271          836
                                           ---------    ---------    ---------
Income before income taxes                    14,697       13,443       10,158
Provision for income taxes                     5,996        3,592        3,555
                                           ---------    ---------    ---------
Net income                                 $   8,701    $   9,851    $   6,603
                                           =========    =========    =========
Net income per share:
  Basic                                    $    0.10    $    0.12    $    0.07
                                           =========    =========    =========
  Diluted                                  $    0.10    $    0.11    $    0.07
                                           =========    =========    =========

Shares used in computing per share amounts:
  Basic                                       84,025       85,619       89,102
                                           =========    =========    =========
  Diluted                                     85,794       86,641       89,624
                                           =========    =========    =========

Non-GAAP income per share excluding the
 effects of stock-based compensation:
  Basic                                    $    0.13    $    0.12    $    0.08
                                           =========    =========    =========
  Diluted                                  $    0.13    $    0.11    $    0.08
                                           =========    =========    =========

Non-GAAP shares used in computing
 Non-GAAP income per share:
  Basic                                       84,025       85,619       89,102
                                           =========    =========    =========
  Diluted                                     85,914       86,641       89,624
                                           =========    =========    =========

(1) Includes amortization of stock-based
     compensation as follows:
      Cost of revenues                     $     182    $      32    $      51
      Research and development                 1,065           26           64
      Selling, general and administrative      1,108           69          186
                                           ---------    ---------    ---------
        Total stock-based compensation     $   2,355    $     127    $     301
                                           =========    =========    =========

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MICREL ANNOUNCES FIRST QUARTER 2006 RESULTS
April 25, 2006
Page 8 of 9

                              MICREL, INCORPORATED
            SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                   Three  Months  Ended
                                           March 31,   December 31,  March 31,
                                              2006         2005         2005
                                           ---------    ---------    ---------
GAAP Income from operations                $  13,445    $  12,172    $   9,322
    as a percent of net revenues                 20%          19%          15%

  Adjustment for stock-based compensation
   included in:
    Cost of revenues                             182           32           51
    Research and development                   1,065           26           64
    Selling, general and administrative        1,108           69          186
                                           ---------    ---------    ---------
Non-GAAP Income from operations excluding
   stock-based compensation                $  15,800    $  12,299    $   9,623
    as a percent of net revenues                 23%          19%          16%
                                           ---------    ---------    ---------

GAAP Net income                            $   8,701    $   9,851    $   6,603
  Adjustment for stock-based compensation      2,355          127          301
  Tax effect of stock-based compensation        (194)         (34)        (106)
                                           ---------    ---------    ---------
Non-GAAP income excluding stock-based
 compensation                              $  10,862    $   9,944    $   6,798
                                           =========    =========    =========

Non-GAAP income per share:
  Basic                                    $    0.13    $    0.12    $    0.08
                                           =========    =========    =========
  Diluted                                  $    0.13    $    0.11    $   0.08
                                           =========    =========    =========

Non-GAAP shares used in computing
 non-GAAP income per share:
  Basic                                       84,025       85,619       89,102
                                           =========    =========    =========
  Diluted (1)                                 85,914       86,641       89,624
                                           =========    =========    =========

(1) Includes 120 thousand shares for the three months ended March 31, 2006 to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards

MICREL ANNOUNCES FIRST QUARTER 2006 RESULTS
April 25, 2006
Page 9 of 9

                              MICREL, INCORPORATED
       SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
                                  (Unaudited)

                                                   Three  Months  Ended
                                           March 31,   December 31,  March 31,
                                              2006         2005         2005
                                           ---------    ---------    ---------
Non-GAAP shares used in computing non-GAAP
 income per share (in thousands):
  Basic                                       84,025       85,619       89,102
                                           =========    =========    =========
  Diluted (1)                                 85,914       86,641       89,624
                                           =========    =========    =========

BASIC:
-----
GAAP Net income per share                  $    0.10    $    0.12    $    0.07

Adjustments to reconcile net income to
 Non-GAAP income per share:
  Stock-based compensation effects
   included in:
    Cost of revenues                              -            -            -
    Research and development                    0.01           -            -
    Selling, general and administrative         0.02           -          0.01
    Provision for income taxes                    -            -            -
                                           ---------    ---------    ---------
Non-GAAP income per share excluding
 stock-based compensation                  $    0.13    $    0.12    $    0.08
                                           =========    =========    =========

DILUTED:
--------
Net income per share                       $    0.10    $    0.11    $    0.07

Adjustments to reconcile net income to
 Non-GAAP income per share:
  Stock-based compensation effects
   included in:
    Cost of revenues                              -            -            -
    Research and development                    0.01           -            -
    Selling, general and administrative         0.02           -          0.01
    Provision for income taxes                    -            -            -
                                           ---------    ---------    ---------
Non-GAAP income per share excluding
 stock-based compensation                  $    0.13    $    0.11    $    0.08
                                           =========    =========    =========

(1) Includes 120 thousand shares for the three months ended March 31, 2006 to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards